Exhibit 10.4

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Support Agreement”) is made and entered into as of January 13, 2021, by and among Crescent Acquisition Corp, a Delaware corporation (“Parent”), LiveVox Holdings, Inc., a Delaware corporation (the “Company”), the Stockholder Representative (as defined below) and LiveVox TopCo, LLC., a Delaware limited liability company (“Securityholder”).

RECITALS

WHEREAS, Parent, Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“First Merger Sub”), Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), the Company and GGC Services Holdco, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact of the Company Stockholder thereunder (in such capacity, the “Stockholder Representative”), are entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) with Second Merger Sub being the surviving entity of the Second Merger and a wholly owned subsidiary of Parent (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”).

WHEREAS, in connection with the Mergers, upon the terms and subject to the conditions of the Merger Agreement, all shares of Company Common Stock (“Company Capital Stock”) will be converted into the right to receive the consideration set forth in Section 2.7 of the Merger Agreement.

WHEREAS, Securityholder is the holder of record of 100% of the issued and outstanding Company Capital Stock.

WHEREAS, Securityholder is entering into this Support Agreement in order to induce Parent to enter into the Merger Agreement and cause the Mergers to be consummated.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

SECTION 1.    CERTAIN DEFINITIONS

For purposes of this Support Agreement:

(a)    Capitalized terms used but not otherwise defined in this Support Agreement have the meanings assigned to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

(b)    “Associated Parties” shall mean (i) Securityholder’s predecessors, successors, executors, administrators, trusts, spouse, heirs and estate; (ii) Securityholder’s past, present and future assigns; (iii) each entity that Securityholder has the power to bind (by Securityholder’s acts or signature) or over which Securityholder directly or indirectly exercises control; and (iv) each entity of which Securityholder owns, directly or indirectly, at least a majority of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(c)    “Claim” shall mean all past, present and future Legal Proceedings, disputes, controversies, demands, rights, obligations, damages, liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise), contracts and causes of action of every kind and nature (whether matured or unmatured, absolute or contingent), including any unknown, inchoate, unsuspected or undisclosed claim.

(d)    “Consent” shall mean any consent, approval, authorization, permit or notice.

(e)    “Expiration Time” shall mean the earliest to occur of: (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms or (ii) the Effective Time.

(f)     “Releasees” shall mean: (i) Parent; (ii) Group Companies; (iii) Parent’s current and future Affiliates (including First Merger Sub, Second Merger Sub, following the First Merger, the Surviving Corporation, and, following the Second Merger, the Surviving Entity); (iv) the respective Representatives of the Persons referred to in clauses “(i)” through “(iii)” above; and (v) the respective successors and assigns of the Persons identified or otherwise referred to in the foregoing clauses “(i)” through “(iv)”.

(g)    “Subject Securities” shall have the meaning set forth in Section 7.3 herein.

(h)    “Voting Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Expiration Time.

SECTION 2.    SUPPORT

2.1    Transfer of Securities. Securityholder agrees not to, directly or indirectly, at any time during the Voting Period, other than as may be required by a court order or other Legal Requirement, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber, or otherwise agree to do any of the foregoing in respect of (each, a “Transfer”) any of the Subject Securities, (b) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition by Securityholder of any Subject Securities, or (d) take any action that would make any representation or warranty of Securityholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling Securityholder from performing Securityholder’s obligations hereunder, except, in each case, pursuant to, or in furtherance of, the Transactions. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Support Agreement shall be void ab initio and of no force or effect.

2.2    Voting Covenant. Securityholder hereby agrees that, during the Voting Period, at any meeting of the holder of Company Capital Stock (the “Equityholder”) (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the Equityholder, at or pursuant to which, as applicable, any of the matters described below are submitted for the consideration and vote of the Equityholder, unless otherwise directed in writing by Parent and to the extent Securityholder is permitted to vote pursuant to the Company’s Governing Documents, Securityholder shall cause the Subject Securities to be voted:

(a)    in favor of (i) the Mergers and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action reasonably in furtherance of any of the foregoing as contemplated by the terms of the Merger Agreement;

(b)    against any action, proposal, agreement or transaction that, to the knowledge of Securityholder, would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)    against the following actions (other than pursuant to, or in furtherance of, the Transactions, or transactions disclosed in the Company Disclosure Letter): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s Governing Documents; (vi) any change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action, proposal, agreement or transaction or proposed transaction (including any possible Company Business Combination) that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transactions.

Notwithstanding anything to the contrary in this Section 2.2, this Section 2.2 shall not apply to any proposal submitted to any of the Equityholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to Employee Benefit Plan or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

2.3    Other Voting Agreements. During the Voting Period, Securityholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2.2.

SECTION 3.    BINDING TERMS OF MERGER AGREEMENT

3.1    Securityholder hereby agrees to be bound by, observe and comply with the terms and provisions of the Merger Agreement applicable to the Company Stockholder or the Stockholder Representative acting on behalf of the Company Stockholder (including, for the avoidance of doubt, Articles II (The Mergers) and III (Earn Out) and Sections 7.7 (No Claim Against Trust Account), 7.10 (No Solicitation), 11.1 (Stockholder Representative), 11.8 (Governing Law), 11.9 (Consent to Jurisdiction; Waiver of Jury Trial) and 11.15 (No Recourse) of the Merger Agreement) as if Securityholder were a party thereto. Without limiting the generality of the foregoing, Securityholder acknowledges and agrees that:

(a)    Securityholder is the Company Stockholder for all purposes of the Merger Agreement as if Securityholder were a party thereto and, as a result, agrees to be bound by the obligations (including those with respect to indemnification of the Stockholder Representative) of the Company Stockholder under the Merger Agreement in accordance with the terms thereof;

(b)    the information related to Securityholder set forth in the Initial Spreadsheet is complete and accurate and in the Final Spreadsheet will be complete and accurate, Securityholder agrees that the payment of the Total Consideration to Securityholder as set forth in the Initial Spreadsheet is correct and accurate, and Securityholder is only entitled to receive the Total Consideration in accordance with the Final Spreadsheet and is not entitled to any consideration in excess of or that varies from what is set forth in the Final Spreadsheet;

(c)    to the extent that Securityholder is entitled to receive Earn Out Shares as part of the Total Consideration, such Earn Out Shares shall be issued at Closing and will have trading restrictions, will be subject to cancellation in the event that certain conditions are not met, and will be subject to the terms and provisions set forth in the Merger Agreement, including, without limitation, Article III thereof;

(d)    a portion of the Total Consideration to which Securityholder would otherwise be entitled under the terms of the Merger Agreement will not be paid at the Closing, but will instead be withheld by Parent in accordance with the applicable terms of the Merger Agreement, and deposited with the Escrow Agent to secure the payment of downward adjustments, if any, to the Estimated Merger Consideration required by Section 2.11(i) of the Merger Agreement. Securityholder acknowledges that in the event that such downward adjustments, if any, to the Estimated Merger Consideration equal or exceed the amount of the Adjustment Escrow Amount, Securityholder will not be entitled to receive the Adjustment Escrow Amount and, in the event the Adjustment Escrow Amount is insufficient to satisfy such adjustments, Securityholder agrees, in accordance with Section 2.11(h) of the Merger Agreement, to pay such adjustments; and

(e)    pursuant to Section 1.3(i) of the Merger Agreement, at the Closing, a portion of the Total Consideration to which Securityholder would otherwise be entitled will not be paid at the Closing, but will instead be deposited by Parent (the “Stockholder Representative Expense Holdback Amount”) into an account designated by the Stockholder Representative, which may be used by the Stockholder Representative to cover Charges incurred by the Stockholder Representative in the performance of its duties under the Merger Agreement. In the event the remaining Stockholder Representative Expense Holdback Amount is at any time insufficient to satisfy the Charges, then Securityholder will be obligated to pay such deficit. Upon final resolution of all liabilities and obligations of the Company Stockholders and full reimbursement of all Charges of the Stockholder Representative as provided in the Merger Agreement, in each case, as determined in the Stockholder Representative’s sole discretion, the Stockholder Representative shall distribute any remaining portion of the Stockholder Representative Expense Holdback Amount to the Securityholder. Securityholder understands that, pursuant to the terms of the Merger Agreement, Securityholder may never receive or be entitled to any portion of the Stockholder Representative Expense Holdback Amount.

3.2    Securityholder hereby irrevocably nominates, constitutes and appoints the Stockholder Representative as Securityholder’s agent and true and lawful attorney-in-fact of Securityholder, with full power of substitution, to act in the name, place and stead of Securityholder for purposes of executing any documents and taking any actions that the Stockholder Representative may, in the Stockholder Representative’s sole discretion, determine, to the extent applicable, to be necessary, desirable or appropriate in connection with the Merger Agreement or any other agreement, document or instrument referred to in or contemplated by the Merger Agreement and any Transaction or any such other agreement, document or instrument, including with respect to any claim for indemnification, compensation or reimbursement under Section 11.1 (Stockholder Representative) of the Merger Agreement or the Escrow Agreement and in connection with any arbitration proceeding or other Legal Proceeding relating in any way to the Merger Agreement or any of the Transactions, and hereby consents and agrees to, ratifies, confirms and acknowledges that (i) Securityholder shall be bound by the terms of Section 11.1 (Stockholder Representative) of the Merger Agreement, including that it shall be bound by all that the Stockholder Representative shall already have done or caused to be done and shall do or cause to be done, by virtue of its appointment as the Stockholder Representative pursuant to and in accordance with Section 11.1 (Stockholder Representative) of the Merger Agreement; and (ii) Securityholder shall be bound by any execution, delivery, acknowledgment, certification and filing on behalf of Securityholder by the Stockholder Representative of any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate.

3.3    Securityholder hereby agrees that, at or prior to the Closing, it will execute and deliver (or cause to be delivered) a counterpart of each of the A&R Registration Rights Agreement and the Stockholders Agreement to Parent, in each case, to be effective as of the Closing.

SECTION 4.    RELEASE BY SECURITYHOLDER

4.1    In exchange for the Total Consideration, which constitutes good and valuable consideration for this release of Claims, effective as of the Effective Time, Securityholder, on

Securityholder’s behalf and on behalf of each of the applicable Associated Parties, hereby, subject to Section 4.5, (a) irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees of and from any and all Claims, and (b) irrevocably, unconditionally and completely waives and relinquishes each and every Claim, in the case of each of clauses (a) and (b), that Securityholder or any of the applicable Associated Parties may have had in the past, may now have or may have in the future against any of the Releasees to the extent relating to or arising out of Securityholder’s or any of the applicable Associated Parties’ (i) employment or consulting relationship with the Company at any time up to and including the date of this Support Agreement, (ii) current or former status as a director, officer or consultant of or to the Company at any time up to and including the date of this Support Agreement, or (iii) current or former status as a stockholder, holder of stock options or restricted stock units of the Company, including (A) Claims relating to the preparation, negotiation, execution or consummation of this Support Agreement, the Merger Agreement, or any other agreement, document, certificate or instrument delivered in connection with the Transactions, and (B) Claims in respect of a breach by the Company’s board of directors or its individual directors and officers of their fiduciary obligations, including in connection with the negotiation and execution of the Merger Agreement and the consummation of the Transactions; provided, however, (y) Securityholder is not releasing any rights available to it under the Merger Agreement or any other agreement entered into by Securityholder in connection with the Transactions including any rights thereunder it may have to the Total Consideration and (z) Securityholder is not releasing Securityholder’s rights, if any, to action rising under, or in connection with, any commercial agreements as between any direct or indirect portfolio companies of the Securityholder or its Affiliates and any Group Company.

4.2    Except for the matters described in Section 4.5, Securityholder, on Securityholder’s behalf and on behalf of each of the applicable Associated Parties, hereby irrevocably covenants to refrain from asserting any Claim, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee based upon any Claim released or purported to be released hereby. If Securityholder (or any of the applicable Associated Parties) brings any claim, suit, action or manner of action against any Releasee in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Claim released hereby, then Securityholder shall indemnify such Releasee in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Releasee; provided, the foregoing shall not limit any and all actions taken by Securityholder in response to any claims commenced against such Securityholder.

4.3    Securityholder, on Securityholder’s behalf and on behalf of each of the applicable Associated Parties, expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

4.4    Securityholder understands and acknowledges (for Securityholder and each of the applicable Associated Parties) that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the Claims, and agrees that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts except as described in Section 4.5.

4.5    Notwithstanding the foregoing, nothing herein shall operate to relieve any Releasee of any liability to Securityholder (or any applicable Associated Party) for intentional fraud in the event such Releasee is finally determined by a court of competent jurisdiction to have committed intentional fraud against Securityholder (or such applicable Associated Party) in connection with either (a) the conduct of the Group Companies’ business up to the Closing or (b) the negotiation and execution of the Merger Agreement and the consummation of the Transactions.

SECTION 5.    CONFIDENTIALITY; PUBLICITY

5.1    Securityholder agrees that it understands and acknowledges that it may have had access to and may have learned (a) information proprietary to the Company, (b) other information proprietary to the Company, including trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, sales, pricing and marketing plans, policies and strategies, details of client and consultant contracts, supplier, partner, merchant, lender, originator, processor, marketer, servicer and purchaser identities, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the businesses of the Company, and (c) other confidential and/or proprietary information of the Company obtained by Securityholder prior to the earlier of (i) the Effective Time and (ii) the valid termination of the Merger Agreement, including the terms of, or other facts relating to, this Support Agreement, the Merger Agreement, the Mergers and the other Transaction Agreements and the other Transactions (collectively, “Proprietary Information”). Securityholder agrees as to only that, except for disclosures to such its counsel and accountants or in the proper performance of its duties with the Group Companies, it (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this Section 5 shall not apply to any information which (x) is at the Closing Date or thereafter (or if the Merger Agreement is terminated, at the date of termination or thereafter) becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Securityholder, or (y) is required to be disclosed by applicable Legal Requirements; provided that in such event, Securityholder shall use reasonable efforts to give reasonable advance notice of such requirement to the Company (if prior to the Closing) or Parent (if after the Closing) to enable the Company or Parent (at its expense) to seek a protective order or other appropriate remedy with respect to such permitted disclosure. Neither Securityholder nor any of Securityholder’s Affiliates shall issue or make any press release or other public announcement concerning (or otherwise disclose to any Person the existence or terms of) this Support Agreement, the Merger Agreement or any of the Transactions, without Parent’s and the Company’s prior written consent.

5.2    Notwithstanding anything herein to the contrary, any confidentiality, non-disclosure or similar provision in this Support Agreement does not prohibit or restrict

Securityholder from initiating communications directly with, responding to any inquiry from, making disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing testimony before the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, FINRA (formerly the National Association of Securities Dealers, Inc.), any other government agency or legislative body or any self-regulatory organizations or any other state or federal regulatory authority, in each case, without advance notice to Parent or the Company. Pursuant to 18 U.S.C. § 1833(b), Securityholder will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to such Person’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Securityholder files a lawsuit for retaliation by Parent or the Company for reporting a suspected violation of law, Securityholder may disclose the trade secret to such Person’s attorney and use the trade secret information in the court proceeding, if such Person (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Support Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

SECTION 6.    WAIVER OF APPRAISAL RIGHTS

Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Mergers that Securityholder or any other Person may have by virtue of, or with respect to, any shares of Company Capital Stock owned by Securityholder (including all rights under Section 262 of the DGCL).

SECTION 7.    REPRESENTATIONS AND WARRANTIES OF SECURITYHOLDER

Securityholder hereby represents and warrants to Parent, the Company and the Stockholder Representative as follows:

7.1    Authorization, etc. Securityholder has the power, authority and capacity to execute and deliver this Support Agreement and to perform Securityholder’s obligations hereunder. This Support Agreement has been duly executed and delivered by Securityholder and constitutes a legal, valid and binding obligation of Securityholder, enforceable against Securityholder in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Securityholder hereby further represents and warrants that: (i) Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) the undersigned has the power to execute and deliver this Support Agreement on behalf of Securityholder; (iii) Securityholder has taken all necessary action to authorize the execution, delivery and performance of this Support Agreement; and (iv) the execution, delivery and performance of this Support Agreement by Securityholder will not violate any provision of Securityholder’s Governing

Documents. Securityholder has read and understood this Support Agreement, including the complete release of Claims and waiver of jury trial contained herein, has consulted, or had the opportunity to consult, with Securityholder’s legal counsel or other advisors with respect thereto, has knowingly and voluntarily elected to sign and accept this Support Agreement, and has not relied upon any promise, statement, or representation that is not set forth explicitly herein in deciding to sign and accept this Support Agreement.

7.2    No Conflicts; Consents or Adverse Claims.

(a)    The execution and delivery of this Support Agreement by Securityholder do not, and the performance of this Support Agreement by Securityholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Securityholder or by which Securityholder or any of Securityholder’s assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of the Company owned by Securityholder pursuant to, any Contract to which Securityholder is a party or by which Securityholder or any of Securityholder’s Affiliates or assets is or may be bound or affected.

(b)    The execution and delivery of this Support Agreement by Securityholder do not, and the performance of this Support Agreement by Securityholder will not, require any Consent of any Person.

(c)    There is no Legal Proceeding by or before any Governmental Entity pending or, to the best of the knowledge of Securityholder, threatened against Securityholder or any of its Associated Parties that challenges or would challenge the execution and delivery of this Support Agreement or the taking of any of the actions required to be taken by Securityholder under this Support Agreement.

7.3    Title to Securities. As of the date of this Support Agreement: (a) Securityholder has good and valid title to and holds of record (free and clear of any Liens other than those arising under applicable securities laws, this Support Agreement or as would not otherwise restrict the performance of Securityholder’s obligations pursuant to this Support Agreement) 100% of the issued and outstanding shares of Company Capital Stock (along with all other securities issued in any distribution in respect of any of the foregoing, the “Subject Securities”) and (b) Securityholder does not own, and the Company does not have outstanding, any option, warrant, convertible note or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company other than the Subject Securities.

SECTION 8.    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SECURITYHOLDER

Securityholder hereby represents and warrants to Parent, as of the date hereof, as follows:

8.1    Purchase Entirely for Own Account. This Support Agreement is made with Securityholder in reliance upon Securityholder’s representation to Parent, which by Securityholder’s execution of this Support Agreement, Securityholder hereby confirms, that the shares of Parent Class A Stock to be acquired by Securityholder pursuant to the Merger Agreement (collectively, the “Acquired Stock”) will be acquired for investment for Securityholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that Securityholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Support Agreement, Securityholder further represents that Securityholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Acquired Stock.

8.2    Disclosure of Information. Securityholder has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the offering of the Acquired Stock with Parent’s management.

8.3    Restricted Securities. Securityholder understands that the offer and sale of the Acquired Stock to Securityholder has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Securityholder’s representations as expressed herein. Securityholder understands that the Acquired Stock consists of “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Securityholder must hold the Acquired Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Securityholder acknowledges that Parent has no obligation to register or qualify the Acquired Stock, for resale, except as provided in the Registration Rights Agreement. Securityholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Acquired Stock, and on requirements relating to Parent which are outside of Securityholder’s control, and which Parent is under no obligation and may not be able to satisfy.

8.4    High Degree of Risk. Securityholder understands that its agreement to acquire the Acquired Stock involves a high degree of risk which could cause Securityholder to lose all or part of its investment.

8.5    Accredited Investor. Securityholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

8.6    No General Solicitation. Neither Securityholder, nor, as applicable, any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Acquired Stock.

8.7    No Ownership. Neither Securityholder nor any of its Affiliates owns any shares of capital stock of Parent or has any rights to acquire any shares of capital stock of Parent (except pursuant to the Merger Agreement).

SECTION 9.   REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Securityholder as follows:

9.1    Authorization, etc. Parent has all necessary corporate power and authority to execute and deliver this Support Agreement and to perform its obligations hereunder. This Support Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Parent hereby further represents and warrants that: (i) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the undersigned has the power to execute and deliver this Support Agreement on behalf of Parent; (iii) Parent has taken all necessary action to authorize the execution, delivery and performance of this Support Agreement; and (iv) the execution, delivery and performance of this Support Agreement by Parent will not violate any provision of Parent’s Governing Documents.

9.2    No Conflicts or Consents.

(a)    The execution and delivery of this Support Agreement by Parent do not, and the performance of this Support Agreement by Parent will not: (i) conflict with or violate any Legal Requirement or Order applicable to Parent or by which Parent or any of its assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of any Contract to which Parent is a party or by which Parent or any of its Affiliates or assets is or may be bound or affected.

(b)    The execution and delivery of this Support Agreement by Parent do not, and the performance of this Support Agreement by Parent will not, require any Consent of any Person.

9.3    There is no Legal Proceeding by or before any Governmental Entity pending or, to the best of the knowledge of Parent, threatened against Parent or any of its Affiliates that challenges or would challenge the execution and delivery of this Support Agreement or the taking of any of the actions required to be taken by Parent under this Support Agreement.

SECTION 10.     MERGER AGREEMENT CONSIDERATION.

Securityholder hereby agrees to accept the consideration allocation set forth on the Initial Spreadsheet and the allocation and amounts set forth on the Final Spreadsheet (each as adjusted under the Merger Agreement) and agrees and acknowledges that no other consideration may be claimed by Securityholder or any other Person in respect of Securityholder’s equity in the Company pursuant to the Governing Documents of the Company or Securityholder (as each may be amended after the date of the Merger Agreement therewith), any other Contract to which Securityholder or any other Person may be a party or Applicable Legal Requirements in respect thereof, and unconditionally and irrevocably waives and releases all rights or claims that Securityholder or any other Person might have or assert in respect of any such consideration.

SECTION 11.     ALTERNATIVE ACQUISITION PROPOSALS.

11.1    From the date hereof until the valid termination of this Support Agreement in accordance with its terms, Securityholder agrees that Securityholder shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent, its Affiliates and their respective Representatives) concerning any Company Business Combination; (b) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (c) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, Securityholder shall, and shall cause its Subsidiaries (if applicable) to, and each shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. Securityholder agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 11.

SECTION 12.     MISCELLANEOUS

12.1    Action in Securityholder Capacity Only. Securityholder is entering into this Support Agreement solely in its capacity as a record holder of the Subject Securities and not in any other capacity.

12.2    No Ownership Interest. Nothing contained in this Support Agreement will be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities will remain with, and belong to, the Securityholder and neither Parent nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of any Group Company or exercise any power or authority to direct Securityholder in the voting of any of the Subject Securities, except as otherwise expressly provided herein or in the Merger Agreement.

12.3    Termination. The obligations of Securityholder under this Support Agreement (other than Section 5 and the provisions of this Section 12, each of which shall survive termination of this Support Agreement) shall terminate and be of no further force or effect upon the termination of the Merger Agreement prior to the Closing in accordance with its terms. Nothing in this Section 12.3 shall relieve any party of liability for any breach of this Support Agreement.

12.4    Further Assurances. From time to time and without additional consideration, Securityholder shall use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments (including the Surrender Documentation), and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement and the Merger Agreement.

12.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

Crescent Acquisition Corp
11100 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025
Attention:	George Hawley
Email:	george.hawley@crescentcap.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite #1400
Palo Alto, CA 94301
Attention:	Michael J. Mies
Email:	michael.mies@skadden.com

if to the Company, to:

LiveVox, Inc.
450 Sansome Street, 9th Floor
San Francisco CA 94111
Attention:	Mark Mallah
E-mail:	MMallah@livevox.com

and to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, Suite 3900
San Francisco, CA 94111
Attention:	Stephen D. Oetgen and Rishi Chandna
E-mail:	rchandna@goldengatecap.com
soetgen@goldengatecap.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2900
San Francisco, CA 94104
Attention:	Jeremy M. Veit, P.C.; James W. Beach
Facsimile:	(415) 453-1500
E-mail:	jeremy.veit@kirkland.com
james.beach@kirkland.com

if to the Stockholder Representative to:

GGC Services Holdco, Inc.
One Embarcadero Center, Suite 3900
San Francisco, CA 94111
Attention:	Stephen D. Oetgen and Rishi Chandna
E-mail:	rchandna@goldengatecap.com
soetgen@goldengatecap.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2900
San Francisco, CA 94104
Attention:	Jeremy M. Veit, P.C.; James W. Beach
Facsimile:	(415) 453-1500
E-mail:	jeremy.veit@kirkland.com
james.beach@kirkland.com

if to the Securityholder:

LiveVox TopCo, LLC
450 Sansome Street, 9th Floor
San Francisco CA 94111
Attention:	Mark Mallah
E-mail:	MMallah@livevox.com

and to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, Suite 3900
San Francisco, CA 94111
Attention:	Stephen D. Oetgen and Rishi Chandna
E-mail:	rchandna@goldengatecap.com
soetgen@goldengatecap.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2900
San Francisco, CA 94104
Attention:	Jeremy M. Veit, P.C.; James W. Beach
Facsimile:	(415) 453-1500
E-mail:	jeremy.veit@kirkland.com
james.beach@kirkland.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.6    Severability. In the event that any term, provision, covenant or restriction of this Support Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Support Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Support Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Support Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

12.7    Entire Agreement. This Support Agreement, the Merger Agreement and the other Transaction Agreements, if applicable, and any other documents and instruments and agreements among the parties hereto as contemplated by or referred to herein or therein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

12.8    Amendment. This Support Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

12.9    Assignment; Binding Effect; No Third-Party Rights. Neither this Support Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Support Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto and their respective successors and assigns. Nothing in this Support Agreement is intended to confer on any Person (other than Parent, the Company, the Stockholder Representative and their respective successors and assigns) any rights or remedies of any nature.

12.10    Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to enforce specifically the terms and provisions of this Support Agreement in any court having jurisdiction pursuant to Section 12.12, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Support Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

12.11    Governing Law. This Support Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Support Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Support Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

12.12    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Support Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each party hereto may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each party hereto hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.5. Notwithstanding the foregoing in this Section 12.12, any party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUPPORT AGREEMENT, EACH OF THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

12.13    Counterparts; Electronic Delivery. This Support Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties hereto of a counterpart executed by a party hereto shall be deemed to meet the requirements of the previous sentence.

12.14    No Presumption Against Drafting Party. Each of the parties hereto waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.15    Headings. The headings used in this Support Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.16    Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub) with the written consent of the Company, on the one hand, and Securityholder, on the other hand, may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to the other parties hereto contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Support Agreement shall not constitute a waiver of such right.

12.17    Independence of Obligations. The covenants and obligations of Securityholder set forth in this Support Agreement shall be construed as independent of any other Contract between Securityholder, on the one hand, and any Group Company or Parent, on the other hand. The existence of any claim or cause of action by Securityholder against any Group Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Securityholder. Nothing in this Support Agreement shall limit any of the rights or remedies of Parent or the Company under the Merger Agreement, or any of the rights or remedies of Parent or any Group Company or any of the obligations of Securityholder under any agreement between such Person and Parent or any Group Company or any certificate or instrument executed by such Person in favor of Parent or any Group Company; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or the Company or Stockholder Representative as a third party beneficiary or any of the obligations of Securityholder under this Support Agreement.

12.18    Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Support Agreement as a whole and not to any particular section or subsection of this Support Agreement and reference to a particular section of this Support Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Support Agreement to an Exhibit, such reference shall be to an Exhibit to this Support Agreement unless otherwise indicated. When a reference is made in this Support Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Support Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Support Agreement shall mean United States dollars.

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IN WITNESS WHEREOF, the parties have caused this Support Agreement to be executed as of the date first written above.

CRESCENT ACQUISITION CORP

By:	/s/ Christopher G. Wright
	Name:	Christopher G. Wright
	Title:	President

Signature Page to Support Agreement

LIVEVOX HOLDINGS, INC.

By:	/s/ Louis Summe
Name: Louis Summe
Title: President

Signature Page to Support Agreement

GGC SERVICES HOLDCO, INC., solely in its capacity as the Stockholder Representative

By:	/S/ Stephen D. Oetgen
Name: Stephen D. Oetgen
Title: President and Secretary

Signature Page to Support Agreement

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be executed as of the date first written above.

LIVEVOX TOPCO, LLC

By:	/s/ Stewart M. Bloom
Name: Stewart M. Bloom
Title: Chairman of the Board

Signature Page to Support Agreement